Exhibit 99

Burger King Holdings Inc. Reports Second Quarter Fiscal 2010 Results

Worldwide Net Restaurant Expansion Continues

Earnings Per Share Increase 12 Percent Year-over-Year

MIAMI--(BUSINESS WIRE)--February 4, 2010--Burger King Holdings Inc. (NYSE:BKC) today reported results for the second quarter of fiscal 2010. Key highlights of the company’s second quarter results include:

  Robust development growth across all business segments as net restaurant count increased by 95 restaurants. International segments accounted for over 90 percent of the net restaurant increase compared to the same quarter last year;
  Celebrated the grand opening of the brand’s 12,000th restaurant, located in Beijing;
  Worldwide comparable sales were negative 2.0 percent compared to positive 2.9 percent in the same period last year;
  U.S. and Canada comparable sales were negative 3.3 percent compared to positive 1.9 percent in the same period last year;
  Worldwide company restaurant margin improved 20 basis points to 13.8 percent from 13.6 percent in the same period last year;
  U.S. and Canada company restaurant margin improved 160 basis points to 14.4 percent from 12.8 percent in the same period last year; and
  Earnings per share were $0.37 compared to earnings per share of $0.33 in the same period last year; up 12 percent.

In the second quarter of fiscal 2010, the company continued to face a challenging operating and consumer environment. Quick Service Restaurant (QSR) traffic in the U.S. fell 3.0 percent in the quarter ended November 20091 as a result of continued adverse macroeconomic conditions including high unemployment levels.

“The industry and our brand continued to experience weak consumer spending as global unemployment levels remained high,” said Chairman and Chief Executive Officer John W. Chidsey. “However, we continue to tactically respond to the current consumer need for extreme affordability with our value promotions while remaining focused on managing the brand for the long-term and investing in the future.

“We added 95 net new restaurants, increased worldwide company restaurant margin and continued to invest in our infrastructure with our North America reimaging program and advanced Point of Sales systems,” Chidsey added.

Revenues for the second quarter of fiscal 2010 were up 2 percent at $645.4 million, compared to $634.1 million in the same quarter last year. Revenues were aided by a worldwide net restaurant growth rate of 2.7 percent, among the highest in the industry, and by currency translation, which positively impacted quarterly revenues by $22.8 million.

Second quarter worldwide comparable sales were negative 2.0 percent compared to positive 2.9 percent in the same quarter last year. Comparable sales were negatively impacted by a continued weak labor market, lower discretionary spending and competitive discounting. Worldwide traffic was positive and increased quarter-over-quarter largely driven by the brand’s popular $1 ¼ lb. Double Cheeseburger promotion in the U.S. The promotion’s performance was in-line with the company’s expectations, positively impacting traffic and gross profit dollars. The company posted positive comparable sales of 0.9 percent in its EMEA/APAC business segment lapping a strong same-store-sales comparison of 5.0 percent in the same period last year. Leading this performance were the U.K., Spain and the company’s major APAC markets including Korea, Australia and New Zealand offset by negative comparable sales in Germany and the Netherlands.

Marketing in the U.S. continued to focus on value with the six month limited-time-offer (LTO) national launch of the $1 ¼ lb. Double Cheeseburger on October 19th. The company augmented this promotion during the busy holiday season with 'BK® Dollar Holidays' featuring 20 greeting cards containing a dollar bill for a $1 ¼ lb. Double Cheeseburger. The company also continued its product innovation efforts adding new Funnel Cake Sticks to the menu aimed at driving profitable breakfast and dessert sales.

Other marketing initiatives during the second quarter included a U.S. campaign with NASCAR® Sprint Cup Series driver Tony Stewart, and a multifaceted promotion with The Twilight Saga: New Moon aimed at female SuperFans of all ages. In the U.S. and Canada, marketing efforts also included SuperFamily promotions such as SpongeBob SquarePantsTM, Planet 51TM and FurReal/Super Hero Squad, which were also leveraged across many international markets.

EMEA/APAC focused on promoting the company’s barbell menu strategy throughout the quarter with a combination of value and premium offerings such as value-oriented King DealsTM and Stunner Deals and indulgent products such as various angus burger builds and Whopper® sandwich LTOs. The Latin America business segment also continued to leverage the barbell menu strategy, promoting everyday value platforms such as the Come Como ReyTM (Eat Like a King) and BK™ Ofertas (King Deals), along with affordably indulgent LTO product offerings including the Mega Angus XT™ Furioso sandwich.

In the second quarter, the company increased its worldwide net restaurant count by 95 and reached a significant milestone with the grand opening of its 12,000th restaurant located in Beijing’s Joy City. The company also unveiled its new 20/20 restaurant design at Schiphol Airport in Amsterdam, which features a fresh, eye-catching sleek décor, and opened its first WhopperTM Bar in both the Asia-Pacific and Latin America regions. During the last 12 months, the company opened a total of 321 net new restaurants and is on target to open 250 to 300 net new restaurants during fiscal 2010.

During the second quarter, the company posted worldwide company restaurant margins of 13.8 percent, a 20 basis point improvement over the prior year and a sequential improvement of 80 basis points from the fiscal 2010 first quarter. Worldwide company restaurant margins benefited from lower food, paper and product costs in the U.S. and Canada segment. Company restaurant margin in the U.S. and Canada segment increased 160 basis points compared to the same period last year driven by lower commodity and other operating costs. Lower company restaurant margin in EMEA/APAC and Latin America segments as compared to the same period last year partially offset the improvements realized in the U.S. and Canada. Company restaurant margins in the international business segments were primarily negatively impacted by increased occupancy and other operating costs.

General and administrative (G&A) expenses increased by $3.3 million compared to the same period last year. Currency translation negatively impacted G&A by $4.1 million, which was partially offset by reductions in corporate expenses and bad debt recoveries. Net of currency translation, G&A decreased 1 percent compared to the same quarter last year.

The company reported second quarter earnings per share of $0.37, including a $0.02 favorable impact due to currency translation, compared to earnings per share of $0.33 in the same quarter last year.

Looking ahead

“The QSR industry is expected to face strong macroeconomic headwinds throughout 2010, as unemployment conditions are not likely to improve,” Chidsey said. “Therefore, we will continue to focus on our guests’ desire for extreme affordability with promotions such as the $1 ¼ lb. Double Cheeseburger and other value promotions we will be introducing in the near-term. We will balance those offerings with a strong indulgent product mix including our Steakhouse XT™ burger, which launches nationally this month with the full implementation of our new batch broilers across the U.S. system. And we continue to invest in the brand with initiatives such as our advanced point-of-sales system roll-out, which is enhancing order taking, inventory control, labor costs, cash management and our market research with the availability of transactional level data.

“Our development plans, including our North America reimaging program and portfolio management strategy, are expected to remain on track,” Chidsey said. “In fact, this month, we signed an agreement to acquire 35 restaurants in Singapore, which will become our second company market in Asia Pacific and the center of development and product innovation for the region. And we entered the Russian market with the opening of two restaurants in January, an important step in our expansion efforts in the EMEA region.”

Chidsey concluded: “The fundamentals of our True North plan remain intact as we grow the brand, run great restaurants, invest wisely and focus on our people including working collaboratively with our franchisees. And while we continue to nimbly respond to the current consumer environment, we are committed to managing the brand for the long-term, making the right decisions to drive the business forward."

About Burger King Holdings, Inc.

The BURGER KING® system operates more than 12,000 restaurants in all 50 states and in 73 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. (BKC) among America's 1,000 largest corporations and in 2010, Standard & Poor's included shares of Burger King Holdings, Inc. in the S&P MidCap 400 index. BKC was recently recognized by Interbrand on its top 100 “Best Global Brands” list and Ad Week has named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Corp., please visit the company's Web site at www.bk.com.

Related Communication

Burger King Holdings Inc. (NYSE:BKC) will hold its second quarter earnings call for fiscal year 2010 on Thursday, February 4, at 11 a.m. EST following the release of its second quarter results before the stock market opens on the same day. During the call, Chairman and Chief Executive Officer John Chidsey; Chief Financial Officer Ben Wells; Senior Vice President Global Business Intelligence and Strategy Mike Kappitt; and Senior Vice President of Investor Relations and Global Communications Amy Wagner will discuss the company's second quarter results.

The earnings call will be webcast live via the company's investor relations Web site at http://investor.bk.com and available for replay for 30 days.

1 According to The NPD Group, Inc., which prepares and disseminates CREST® data, QSR traffic in the U.S. declined -3% versus a year ago in the quarter ended November 2009.

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include statements regarding our ability to open an additional 250 to 300 net new restaurants during fiscal 2010 and otherwise execute on our development plans, including our North America reimaging program and portfolio management strategy; our expectations regarding macroeconomic conditions and their impact on the QSR industry in 2010; our expectations regarding our expansion efforts in the EMEA/APAC segment, including markets such as Singapore and Russia; our expectations regarding our ability to nimbly respond to the current consumer environment and our guests’ desire for extreme affordability by offering promotions such as the $1 ¼ lb. Double Cheeseburger and other value promotions, while remaining focused on managing the brand for the long-term and investing in the future; our belief and expectations regarding our ability to drive profitable snacking and dessert sales; our expectations regarding our ability to balance our value offerings with a strong indulgent product mix, including our Steakhouse XT™ burger; our expectations regarding the impact and benefits of our Point-of-Sales system; our ability to continue to execute on the fundamentals of our True North plan of growing the brand, running great restaurants, investing wisely and focusing on our people, including working collaboratively with our franchisees; our expectations regarding our ability to manage the brand for the long-term and to make the right decisions to drive the business forward; our expectations regarding worldwide comparable sales, our normalized effective tax rate and capital expenditures for fiscal 2010; our expectations regarding the completion of a pending acquisition in Singapore during the third quarter of fiscal 2010; and other expectations regarding our future financial and operational results. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

  Global economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, higher unemployment rates, increases in gas prices, declines in median income growth, consumer confidence and consumer discretionary spending and changes in consumer preferences, and the impact of negative sales and traffic on our business, including the risk that we will be required to incur non-cash impairment or other charges that reduce our earnings;
  Risks arising from the significant and rapid fluctuations in the currency exchange markets and the decisions and positions that we take to hedge such volatility;
  Our ability to compete domestically and internationally in an intensely competitive industry;
  Our ability to successfully implement our international growth strategy and risks related to our international operations;
  Risks related to continued losses in our German business, including the potential for an impairment of our long-lived assets and a valuation allowance on a portion of our deferred tax asset balance, which would have a negative impact on our future effective income tax rate, operating results and financial condition;
  Our ability and the ability of our franchisees to manage increases in operating costs, including health care costs if Congress passes employer mandated health care, if we or our franchisees choose not to pass, or cannot pass, these increased costs on to our guests;
  Our relationship with, and the success of, our franchisees;
  The effectiveness of our marketing and advertising programs and franchisee support of these programs;
  Risks related to franchisee financial distress due to issues arising with their Burger King® restaurants or losses from other businesses, which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties, such as landlords;
  The ability of our franchisees to refinance their business or to obtain new financing for development, restaurant remodels and equipment initiatives on acceptable terms or at all, and the strength of the financial institutions that have historically provided financing to franchisees;

  Risks related to disruptions and catastrophic events, including disruption in the financial markets, war, terrorism and other international conflicts, public health issues such as the H1N1 flu pandemic, and natural disasters, and the impact of such events on our operating results;
  Risks related to food safety, including foodborne illness and food tampering, and the safety of toys and other promotional items available in our restaurants;
  Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply, or increases in the cost, of necessary products to us due to adverse weather and climate conditions or otherwise;
  Our ability to execute on our reimaging program in the U.S. and Canada to increase sales and profitability and our ability to successfully execute our portfolio management strategy;
  Our ability to implement our growth strategy and strategic initiatives given restrictions imposed by our senior credit facility;
  Risks related to the ability of counterparties to our secured credit facility, interest rate swaps and foreign currency forward contracts to fulfill their commitments and/or obligations;
  Risks related to interruptions or security breaches of our computer systems and risks related to the lack of integration of our worldwide technology systems;
  Our ability to continue to extend our hours of operation, at least in the U.S. and Canada, to capture a larger share of both the breakfast and late night dayparts;
  Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;
  Our ability to retain or replace executive officers and key members of management with qualified personnel;
  Risks related to changes in the mix of earnings in countries with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities and continued losses in certain international Company restaurant markets that could trigger a valuation allowance or negatively impact our ability to utilize foreign tax credits to offset our U.S. income taxes;
  Risks related to the reasonableness of our tax estimates, including sales, excise, GST, VAT and other taxes;
  Our ability to realize our expected tax benefits from the realignment of our European and Asian businesses;
  Our ability to manage changing labor conditions in the U.S. and internationally;
  Adverse legal judgments, settlements or pressure tactics; and
  Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Dollars and shares in millions, except for per share data)

			Increase / (Decrease)
Three Months Ended December 31,	2009	2008	$	%
Revenues:
Company restaurant revenues	$476.9	$472.8	$4.1	1%
Franchise revenues	140.3	133.9	6.4	5%
Property revenues	28.2	27.4	0.8	3%
Total revenues	645.4	634.1	11.3	2%
Company restaurant expenses	411.3	408.4	2.9	1%
Selling, general and administrative expenses (1)	127.0	123.5	3.5	3%
Property expenses	14.8	13.5	1.3	10%
Other operating expense, net (1)	4.1	2.5	1.6	64%
Total operating costs and expenses	557.2	547.9	9.3	2%
Income from operations	88.2	86.2	2.0	2%
Interest expense	12.4	15.8	(3.4)	(22)%
Interest income	(0.2)	(0.8)	0.6	(75)%
Interest expense, net	12.2	15.0	(2.8)	(19)%
Income before income taxes	76.0	71.2	4.8	7%
Income tax expense	25.8	26.9	(1.1)	(4)%
Net income	$50.2	$44.3	$5.9	13%

Earnings per share - basic	$0.37	$0.33	$0.04	12%
Earnings per share - diluted	$0.37	$0.33	$0.04	12%

Weighted average shares - basic	135.2	134.6
Weighted average shares - diluted	136.8	136.5

(1) Certain prior year amounts have been reclassified from other operating expense, net to general and administrative expenses. These reclassifications had no impact on the company's results of operations.

			Increase / (Decrease)
Six Months Ended December 31,	2009	2008	$	%
Revenues:
Company restaurant revenues	$946.0	$970.1	$(24.1)	(2)%
Franchise revenues	279.0	279.6	(0.6)	(0)%
Property revenues	57.3	57.9	(0.6)	(1)%
Total revenues	1,282.3	1,307.6	(25.3)	(2)%
Company restaurant expenses	819.6	843.1	(23.5)	(3)%
Selling, general and administrative expenses (1)	256.9	250.5	6.4	3%
Property expenses	29.5	28.7	0.8	3%
Other operating expense, net (1)	5.1	9.2	(4.1)	(45)%
Total operating costs and expenses	1,111.1	1,131.5	(20.4)	(2)%
Income from operations	171.2	176.1	(4.9)	(3)%
Interest expense	25.2	31.2	(6.0)	(19)%
Interest income	(0.5)	(1.8)	1.3	(72)%
Interest expense, net	24.7	29.4	(4.7)	(16)%
Income before income taxes	146.5	146.7	(0.2)	(0)%
Income tax expense	49.7	52.6	(2.9)	(6)%
Net income	$96.8	$94.1	$2.7	3%

Earnings per share - basic	$0.72	$0.70	$0.02	3%
Earnings per share - diluted	$0.71	$0.69	$0.02	3%

Weighted average shares - basic	135.2	134.8
Weighted average shares - diluted	136.8	136.9

(1) Certain prior year amounts have been reclassified from other operating expense, net to general and administrative expenses. These reclassifications had no impact on the company's results of operations.

PERFORMANCE INDICATORS AND USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s condensed consolidated financial statements presented on a U.S. Generally Accepted Accounting Principles (GAAP) basis, the Company uses three key business measures as indicators of the Company’s operational performance: sales growth, comparable sales growth and average restaurant sales. These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

The Company also provides certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income, adjusted income tax expense and adjusted earnings per share.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. The Company also uses EBITDA as a measure to calculate certain incentive based compensation and certain financial covenants related to the Company's credit facility and as a factor in the Company's tangible and intangible asset impairment test. Management believes EBITDA is a useful measure as it reflects certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other operating income and expense.

There were no adjustments to EBITDA for the three and six months ended December 31, 2009. Adjusted EBITDA for the three months ended December 31, 2008 excludes $0.5 million of start up expenses associated with franchise restaurants acquired by the Company in the second quarter of fiscal 2009. Adjusted EBITDA for the six months ended December 31, 2008 excludes $1.5 million of expenses associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2.0 million of start up expenses associated with acquired restaurants.

There were no adjustments to income from operations, net income, income tax expense or earnings per share for the three and six months ended December 31, 2009. However, adjusted income from operations and adjusted net income for the three months ended December 31, 2008 excludes $0.5 million of start up expenses associated with franchise restaurants acquired by the Company in the second quarter of fiscal 2009. Adjusted income from operations and adjusted net income for the six months ended December 31, 2008 excludes the after tax effects of $1.5 million of expenses associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2.0 million of start up expenses associated with acquired restaurants. Adjusted income tax expense for the three and six months ended December 31, 2008 is calculated by using the Company’s actual tax rate for all items with the exception of the adjustments described above to which a U.S. federal and state rate of 36.5% has been applied, resulting in an adjusted effective tax rate of 37.8% and 35.9%, respectively. Adjusted earnings per share were calculated using adjusted net income divided by weighted average shares outstanding. Management believes that these non-GAAP financial measures are important as they provide investors and management with additional metrics to measure comparable Company performance against prior year periods by excluding expenses associated with certain significant acquisitions.

Non–GAAP Reconciliations (In millions except per share data)

Reconciliations for EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income, adjusted income tax expense and adjusted earnings per share are as follows:

		Three Months Ended		Six Months Ended
		December 31,		December 31,
		2009	2008	2009	2008
	EBITDA and adjusted EBITDA

	Net income	$50.2	$44.3	$96.8	$94.1
	Interest expense, net	12.2	15.0	24.7	29.4
	Income tax expense	25.8	26.9	49.7	52.6
	Depreciation and amortization	27.3	23.2	52.4	48.8
	EBITDA	115.5	109.4	223.6	224.9
	Adjustments:
	Restaurant acquisition expenses	-	-	-	1.5
	Start up expenses for acquired restaurants	-	0.5	-	2.0
	Total adjustments	-	0.5	-	3.5
	Adjusted EBITDA	$115.5	$109.9	$223.6	$228.4

		Three Months Ended		Six Months Ended
		December 31,		December 31,
		2009	2008	2009	2008
	Adjusted Income from operations
	Income from Operations	$88.2	$86.2	$171.2	$176.1
	Adjustments:
	Restaurant acquisition expenses	-	-	-	1.5
	Start up expenses for acquired restaurants	-	0.5	-	2.0
	Total Adjustments	-	0.5	-	3.5

	Adjusted Income from Operations	$88.2	$86.7	$171.2	$179.6

Non–GAAP Reconciliations (In millions except per share data)

		Three Months Ended		Six Months Ended
		December 31,		December 31,
		2009	2008	2009	2008

	Adjusted net income
	Net Income	$50.2	$44.3	$96.8	$94.1
	Income tax expense	25.8	26.9	49.7	52.6
	Income before income taxes	76.0	71.2	146.5	146.7
	Adjustments:
	Restaurant acquisition expenses	-	-	-	1.5
	Start up expenses for acquired restaurants	-	0.5	-	2.0
	Total Adjustments	-	0.5	-	3.5

	Adjusted Income before income taxes	76.0	71.7	146.5	150.2

	Adjusted income tax expense (1)	25.8	27.1	49.7	53.8

	Adjusted net income	$50.2	$44.6	$96.8	$96.4

	Weighted average shares outstanding - diluted	136.8	136.5	136.8	136.9

	Earnings per share- diluted	$0.37	$0.33	$0.71	$0.69
	Adjusted earnings per share - diluted (2)	$0.37	$0.33	$0.71	$0.71

(1)

Adjusted income tax expense for the three and six months ended December 31, 2008 is calculated by using the Company's actual tax rate for all items with the exception of the adjustments listed above to which a U.S. federal and state tax rate of 36.5% has been applied.

(2)	Adjusted diluted earnings per share is calculated using adjusted net income divided by diluted weighted average shares outstanding.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth	Refers to the change in restaurant sales in one period from the comparable prior year period for restaurants that have been open for thirteen months or longer, analyzed on a constant currency basis.

Sales growth	Refers to the change in restaurant sales from one period to another, analyzed on a constant currency basis.

Constant currencies	Refers to the removal of the effects of currency fluctuations by using the prior year average exchange rates over the periods under comparison.

Actual currencies	Includes impact of changes in currency exchange rates.

Local currency	Principal currency in which local market transacts business.

Average restaurant sales	Refers to average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide	Refers to measures for all geographic locations on a combined basis.

System or system-wide	Refers to measures with Company and franchise restaurants combined. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Franchise sales

Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales at Company restaurants.

Franchise revenues	Consists primarily of royalties earned on franchise sales and franchise fees. Royalties earned are based on a percentage of franchise sales.

Property revenues	Includes property income from real estate that the Company leases or subleases to franchisees.

Company restaurant expenses	Consists of all costs necessary to manage and operate Company restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses, which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other operating costs.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses. Company restaurant margin is calculated using dollars expressed in hundreds of thousands.

Property expenses	Includes rent and depreciation expense related to properties leased or subleased by the Company to franchisees and the cost of building and equipment leased by the Company to franchisees.

Selling, general and administrative expenses (SG&A)	Comprised of advertising and promotional expenses and general and administrative expenses, such as costs of field management for Company and franchise restaurants and corporate overhead, including corporate salaries, the unfunded portion of deferred compensation related to investments held in a rabbi trust and corporate facilities.

Other operating (income) expense, net

Includes income and expenses that are not directly derived from the Company’s primary business such as gains and losses on asset and business disposals, write-offs associated with Company restaurant closures, impairment charges, charges recorded in connection with acquisitions of franchise operations, gains and losses on currency transactions, gains and losses on foreign currency forward contracts and other miscellaneous items.

Refranchising	Refers to sales of Company restaurants to franchisees. “Net refranchising” refers to sales of Company restaurants to franchisees, net of acquisitions of franchise restaurants by the Company.

SUPPLEMENTAL INFORMATION

The following supplemental information relates to Burger King Holdings, Inc.’s results for the three and six months ended December 31, 2009.

Our business operates in three reportable business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when the weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year. The timing of religious holidays may also impact restaurant sales.

Impact of Foreign Currency Translation

Our international operations are impacted by fluctuations in currency exchange rates. In Company markets located outside of the U.S., we generate revenues and incur expenses denominated in local currencies. These revenues and expenses are translated using the average rates during the period in which they are recognized, and are impacted by changes in currency exchange rates. In many of our franchise markets, our franchisees pay royalties to us in currencies other than the local currency in which they operate; however, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in currency exchange rates.

Management reviews and analyzes business results excluding the effect of currency translation and calculates certain incentive compensation for management and corporate-level employees based on these results believing this better represents our underlying business trends. Results excluding the effect of currency translation are calculated by translating current year results at prior year average exchange rates.

The table below represents the change in selected items of or derived from our consolidated income statement compared to the same period in the prior year, and the impact from the movement of currency exchange rates on these items (in millions, except per share data):

	Three months ended December 31,				Six months ended December 31,
	2009	2008	Inc / (Dec) $	Currency Translation Benefit / (Cost)	2009	2008	Inc / (Dec) $	Currency Translation Benefit / (Cost)

Revenues	$645.4	$634.1	$11.3	$22.8	$1,282.3	$1,307.6	$(25.3)	$1.9
Company restaurant margin	65.6	64.4	1.2	2.1	126.4	127.0	(0.6)	0.1
Selling, general & administrative expenses (1)	127.0	123.5	3.5	(4.9)	256.9	250.5	6.4	(1.5)
Income from operations	88.2	86.2	2.0	2.4	171.2	176.1	(4.9)	(1.2)
Net Income	50.2	44.3	5.9	2.6	96.8	94.1	2.7	(0.1)
Earnings per share-diluted	$0.37	$0.33	$0.04	$0.02	$0.71	$0.69	$0.02	$(0.00)

(1) Certain prior year amounts have been reclassified from other operating expense, net to general and administrative expenses. These reclassifications had no impact on the company's results of operations.

Revenues (Dollars in millions)

Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended December 31,			Six Months Ended December 31,
			% Increase			% Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Company restaurant revenues:
U.S. & Canada	$328.6	$333.1	(1)%	$657.0	$673.4	(2)%
EMEA/APAC	132.6	124.7	6%	258.5	263.1	(2)%
Latin America	15.7	15.0	5%	30.5	33.6	(9)%
Total Company restaurant revenues	476.9	472.8	1%	946.0	970.1	(2)%
Franchise revenues:
U.S. & Canada	78.1	79.6	(2)%	158.8	163.8	(3)%
EMEA/APAC	49.5	42.1	18%	96.6	90.6	7%
Latin America	12.7	12.2	4%	23.6	25.2	(6)%
Total franchise revenues	140.3	133.9	5%	279.0	279.6	(0)%
Property revenues:
U.S. & Canada	22.4	22.0	2%	45.4	44.8	1%
EMEA/APAC	5.8	5.4	7%	11.9	13.1	(9)%
Latin America	-	-	NA	-	-	NA
Total property revenues	28.2	27.4	3%	57.3	57.9	(1)%
Total revenues:
U.S. & Canada	429.1	434.7	(1)%	861.2	882.0	(2)%
EMEA/APAC	187.9	172.2	9%	367.0	366.8	0%
Latin America	28.4	27.2	4%	54.1	58.8	(8)%
Total revenues	$645.4	$634.1	2%	$1,282.3	$1,307.6	(2)%

NA - Not applicable
Note: Revenues include the unfavorable impact of currency exchange rates.

Total Revenues

Despite lower comparable sales and a net decrease in the number of Company restaurants during the trailing twelve month period ended December 31, 2009, total revenues increased by $11.3 million, or 2%, to $645.4 million for the three months ended December 31, 2009, compared to the same period in the prior year. This increase was principally a result of $22.8 million of favorable impact from the movement of currency exchange rates for the three month period and, secondarily, a net increase in the number of franchise restaurants during the trailing twelve months ended December 31, 2009, partially offset by lower comparable sales.

Total revenues decreased by $25.3 million, or 2%, to $1,282.3 million for the six months ended December 31, 2009, compared to the same period in the prior year, primarily due to lower comparable sales and the net decrease in Company restaurant count. This decrease was partially offset by $1.9 million of favorable impact from the movement of currency exchange rates for the six month period and the net increase in franchise restaurant count.

Total Company restaurant revenues increased by $4.1 million, or 1%, to $476.9 million for the three months ended December 31, 2009, compared to the same period in the prior year, primarily due to $16.7 million of favorable impact from the movement of currency exchange rates for the three month period. This increase was partially offset by negative worldwide Company comparable sales of 1.5% (in constant currencies) for the three month period and a net decrease of 22 Company restaurants during the trailing twelve-months ended December 31, 2009, primarily due to refranchisings of Company restaurants as part of our ongoing portfolio management initiative.

Total Company restaurant revenues decreased by $24.1 million, or 2%, to $946.0 million for the six months ended December 31, 2009, compared to the same period in the prior year, primarily due to negative worldwide Company comparable sales of 2.0% (in constant currencies) for the six month period and a net decrease of 22 Company restaurants during the trailing twelve-month period. These factors were partially offset by $1.6 million of favorable impact from the movement of currency exchange rates for the six month period.

Total franchise revenues increased by $6.4 million, or 5%, to $140.3 million for the three months ended December 31, 2009, compared to the same period in the prior year. Total franchise revenues increased as a result of $5.6 million of favorable impact from the movement of currency exchange rates for the three month period, a net increase of 343 franchise restaurants during the trailing twelve month period, and a higher effective royalty rate in the U.S. These factors were partially offset by negative worldwide franchise comparable sales of 2.1% (in constant currencies) for the three months ended December 31, 2009.

Total franchise revenues remained relatively unchanged at $279.0 million for the six months ended December 31, 2009, compared to the same period in the prior year. The unfavorable impact of negative worldwide franchise comparable sales of 2.6% (in constant currencies) was offset by $0.6 million of favorable impact from the movement of currency exchange rates for the six month period and the net increase in franchise restaurant count.

Total property revenues increased by $0.8 million, or 3%, to $28.2 million for the three months ended December 31, 2009, compared to the same period in the prior year. Total property revenues increased as a result of $0.5 million of favorable impact from the movement of currency exchange rates and the net effect of changes to our property portfolio in the U.S. and Canada, which includes the impact of the refranchising of Company restaurants and opening of new restaurants leased to franchisees. These factors were partially offset by decreased revenues from percentage rents as a result of negative franchise comparable sales in the U.S.

Total property revenues decreased by $0.6 million, or 1%, to $57.3 million for the six months ended December 31, 2009, compared to the same period in the prior year primarily due to a reduction in the number of restaurants leased to franchisees in EMEA, decreased revenues from percentage rents as a result of negative franchise comparable sales in the U.S., and a $0.3 million unfavorable impact from the movement of currency exchange rates. These factors were partially offset by the net effect of changes to our property portfolio in the U.S. and Canada for the six month period, which includes the impact of the refranchising of Company restaurants and opening of new restaurants leased to franchisees.

We experienced negative worldwide comparable sales of 2.0% (in constant currencies) for the three months ended December 31, 2009. Worldwide comparable sales were adversely impacted by lower levels of guest spending due to value promotions in the U.S., such as the $1 ¼ lb. Double Cheeseburger promotion, and continued traffic declines in Latin America, partially offset by positive comparable sales growth in the EMEA/APAC segment and improved traffic performance in the U.S., primarily as a result of the $1 ¼ lb. Double Cheeseburger promotion. Worldwide comparable sales for the quarter were also negatively impacted by a continued weak labor market, lower discretionary spending and competitive discounting.

Negative worldwide comparable sales of 2.5% (in constant currencies) for the six months ended December 31, 2009 were adversely impacted by declines in traffic across all segments during the first quarter of fiscal 2010, which did not materially improve in EMEA/APAC or Latin America during the second quarter due to the macroeconomic and competitive factors noted above for the three month period. Negative worldwide comparable sales for the six month period were partially offset by positive comparable sales growth in the EMEA/APAC segment.

U.S. and Canada

In the U.S. and Canada, Company restaurant revenues decreased by $4.5 million, or 1%, to $328.6 million, and by $16.4 million, or 2%, to $657.0 million, for the three and six months ended December 31, 2009, respectively, compared to the same periods in the prior year. These decreases were the result of negative Company comparable sales growth in the U.S. and Canada of 1.3% and 2.1% (in constant currencies) for the three and six month periods, respectively, and a net decrease of 36 Company restaurants during the trailing twelve-month period, including the net refranchising of 54 Company restaurants as part of our ongoing portfolio management initiative. These factors were partially offset by $4.5 million and $2.7 million of favorable impact from the movement of currency exchange rates in Canada for the three and six months ended December 31, 2009, respectively.

In the U.S. and Canada, franchise revenues decreased by $1.5 million, or 2%, to $78.1 million, and by $5.0 million, or 3%, to $158.8 million for the three and six months ended December 31, 2009, respectively, compared to the same periods in the prior year. These decreases were primarily the result of negative franchise comparable sales growth in the U.S. and Canada of 3.6% and 4.3% (in constant currencies) for the three and six month periods, respectively, partially offset by a net increase of 65 franchise restaurants during the trailing twelve-month period and an increase in the effective royalty rate in the U.S. The impact from the movement of currency exchange rates was not significant in this segment for the three and six month periods.

Negative comparable sales growth in the U.S. and Canada of 3.3% (in constant currencies) for the three months ended December 31, 2009, was primarily driven by lower levels of guest spending due to value promotions in the U.S., such as the $1 ¼ lb. Double Cheeseburger promotion, partially offset by improved traffic performance in the U.S., primarily as a result of the $1 ¼ lb. Double Cheeseburger promotion. Comparable sales in the U.S. and Canada were also negatively impacted by a continued weak labor market, lower discretionary spending and competitive discounting. According to The NPD Group, Inc., which prepares and disseminates CREST® data, QSR traffic in the U.S. declined -3% versus a year ago in the quarter ended November 2009. Promotions featured during the three month period included the national launch of the $1 ¼ lb. Double Cheeseburger in the U.S., a U.S. campaign with NASCAR® Sprint Cup Series driver Tony Stewart, a multifaceted promotion with The Twilight Saga: New Moon aimed at broadening the brand’s appeal with female SuperFans, and SuperFamily promotions such as SpongeBob SquarePants™, Planet 51™ and FurReal/Super Hero Squad.

Negative comparable sales growth of 4.0% (in constant currencies) for the six months ended December 31, 2009, was driven by a decline in traffic due to the adverse macroeconomic and competitive factors noted above in the three month discussion. Products and promotions featured during the six month period include the promotions and marketing initiatives noted for the three month period as well as value-focused promotions, such as the $1 Whopper Jr.® sandwich and 2 for $4 Original Chicken sandwiches, Whopper® sandwich limited time offers, such as the BBQ Stackticon™, and SuperFamily promotions, such as G.I. Joe™, Cloudy with a Chance of Meatballs™ and Transformers™ 2.

EMEA/APAC

In EMEA/APAC, Company restaurant revenues increased by $7.9 million, or 6%, to $132.6 million for the three months ended December 31, 2009, compared to the same period in the prior year. This increase was primarily due to $12.1 million of favorable impact from the movement of currency exchange rates and the net increase of six Company restaurants during the trailing twelve-month period ended December 31, 2009, partially offset by the impact from negative Company comparable sales growth in EMEA/APAC of 1.3% (in constant currencies).

Company restaurant revenues in EMEA/APAC decreased by $4.6 million, or 2%, to $258.5 million for the six months ended December 31, 2009, compared to the same period in the prior year, due to negative Company comparable sales growth in EMEA/APAC of 1.2% (in constant currencies), partially offset by $3.1 million of favorable impact from the movement of currency exchange rates and the net increase of six Company restaurants during the trailing twelve-month period.

Franchise revenues in EMEA/APAC increased by $7.4 million, or 18%, to $49.5 million and by $6.0 million, or 7%, to $96.6 million for the three and six months ended December 31, 2009, respectively, compared to the same periods in the prior year. These increases were primarily driven by $4.8 million and $0.9 million of favorable impact from the movement of currency exchange rates for the three and six month periods, respectively, the net increase in franchise restaurants of 229 during the trailing twelve-month period ended December 31, 2009 and positive franchise comparable sales in EMEA/APAC of 1.2% (in constant currencies) for both periods.

Property revenues in EMEA/APAC increased by $0.4 million, or 7%, to $5.8 million, during the three months ended December 31, 2009, compared to the same period in the prior year, primarily due to a $0.4 million favorable impact from the movement of currency exchange rates. Property revenues decreased by $1.2 million, or 9%, to $11.9 million, during the six months ended December 31, 2009, compared to the same period in the prior year, primarily due to a reduction in the number of properties in our portfolio and a $0.4 million unfavorable impact from the movement of currency exchange rates.

Positive comparable sales growth in EMEA/APAC of 0.9% and 1.0% (in constant currencies) for the three and six months ended December 31, 2009, respectively, was driven by the strength of the U.K., Spain and our major APAC markets, including Australia, New Zealand and Korea. Comparable sales growth was positive despite the fact that Germany, one of our major markets in this segment, experienced negative comparable sales due to traffic declines caused by adverse economic conditions and competitive discounting. During the three and six month periods, we focused in EMEA/APAC on promoting our barbell menu strategy with a combination of value and premium offerings such as value-oriented King Deals™ and Stunner Deals and indulgent products such as various angus burger builds and Whopper® sandwich limited time offers.

Latin America

In Latin America, where all Company restaurants are located in Mexico, Company restaurant revenues increased by $0.7 million, or 5%, to $15.7 million for the three months ended December 31, 2009, compared to the same period in the prior year. The increase was primarily the result of a net increase of eight Company restaurants during the trailing twelve-month period ended December 31, 2009, partially offset by negative Company comparable sales growth of 5.4% (in constant currencies) during the three month period. The impact from the movement of currency exchange rates was not significant for the period.

During the six months ended December 31, 2009, Company restaurant revenues in Latin America decreased by $3.1 million, or 9%, to $30.5 million compared to the same period in the prior year, primarily due to negative comparable sales of 5.3% (in constant currencies) and $4.2 million of unfavorable impact from the movement of currency exchange rates for the six month period, partially offset by a net increase of eight Company restaurants during the trailing twelve-month period.

Latin America franchise revenues increased by $0.5 million, or 4%, to $12.7 million for the three months ended December 31, 2009, compared to the same period in the prior year. The increase was primarily the result of a net increase of 49 franchise restaurants during the trailing twelve-month period ended December 31, 2009 and $0.5 million of favorable impact from the movement of currency exchange rates, partially offset by negative franchise comparable sales growth of 2.5% (in constant currencies).

During the six months ended December 31, 2009, franchise revenues in Latin America decreased by $1.6 million, or 6%, to $23.6 million, compared to the same period in the prior year, primarily the result of negative franchise comparable sales growth in Latin America of 3.5% (in constant currencies) and a $0.5 million unfavorable impact from the movement of currency exchange rates for the six month period. These factors were partially offset by the net increase in franchise restaurants during the trailing twelve-month period.

Negative comparable sales growth in Latin America of 2.6% and 3.6% (in constant currencies) for the three and six months ended December 31, 2009, respectively, was the result of a decline in traffic compared to the same periods in the prior year, particularly in Mexico and Central America, driven by continued adverse socioeconomic conditions, lower influx of remittances from the U.S., a slowdown in tourism and the devaluation of local currencies. During the three month period, we continued to leverage our barbell menu strategy with everyday branded value platforms such as Come Como Rey™ (Eat Like a King) and BK™ Ofertas (King Deals), promotional campaigns for our Made To Order Whopper®, along with limited time offers including Mega Angus XT™ Furioso, and the Single, Double and Triple Club Whopper Jr.® combo meals in key markets, as well as kids’ properties such as SpongeBob SquarePants™, Planet 51™ and Fur Real/Super Hero Squad and a regional promotion with Coca-Cola and Latin American Idol. Products and promotions featured during the six month period include the products and promotions noted above for the three month period, as well as national launch of the Mega Angus XT™ sandwich in Mexico, the Transformers™ BBQ Stackticon™ and Whopper® Furioso (aka Angry Whopper®) promotion burgers regionally, the Whopper® Jackpot sweepstakes and new “Combo Familiar” (Family Combo) promotions in Puerto Rico as well as strong kids’ properties such as Transformers™, Pokémon™, G.I. Joe™ and Cloudy with a Chance of Meatballs™.

Additional information regarding the key revenue performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of December 31,
			Increase/
	2009	2008	(Decrease)
Number of Company restaurants:
U.S. & Canada	1,029	1,065	(36)
EMEA/APAC	299	293	6
Latin America	94	86	8
Total	1,422	1,444	(22)

Number of franchise restaurants:
U.S. & Canada	6,516	6,451	65
EMEA/APAC	3,129	2,900	229
Latin America	1,011	962	49
Total	10,656	10,313	343

Number of system restaurants:
U.S. & Canada	7,545	7,516	29
EMEA/APAC	3,428	3,193	235
Latin America	1,105	1,048	57
Total	12,078	11,757	321

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
	(In Constant Currencies)
Company Comparable Sales Growth:
U.S. & Canada	(1.3)%	2.4%	(2.1)%	1.8%
EMEA / APAC	(1.3)%	1.6%	(1.2)%	2.5%
Latin America	(5.4)%	2.2%	(5.3)%	2.2%
Total Company Comparable Sales Growth	(1.5)%	2.1%	(2.0)%	2.0%

Franchise Comparable Sales Growth:
U.S. & Canada	(3.6)%	1.8%	(4.3)%	2.5%
EMEA / APAC	1.2%	5.5%	1.2%	5.2%
Latin America	(2.5)%	4.2%	(3.5)%	4.8%
Total Franchise Comparable Sales Growth	(2.1)%	3.0%	(2.6)%	3.5%

System Comparable Sales Growth:
U.S. & Canada	(3.3)%	1.9%	(4.0)%	2.4%
EMEA/APAC	0.9%	5.0%	1.0%	4.9%
Latin America	(2.6)%	4.1%	(3.6)%	4.6%
Total System Comparable Sales Growth	(2.0)%	2.9%	(2.5)%	3.3%

System Sales Growth:
U.S. & Canada	(2.1)%	2.6%	(3.1)%	3.1%
EMEA/APAC	7.5%	6.0%	8.0%	8.3%
Latin America	3.0%	6.2%	(0.1)%	11.2%
Total System Sales Growth	1.0%	3.8%	0.4%	5.2%

	(In Actual Currencies)
Worldwide average restaurant sales (In thousands) (1)	$319	$312	$641	$656

(1) The worldwide average restaurant sales (ARS) shown above includes the favorable impact of currency exchange rates of $13,000 and $2,000 for the three and six months ended

December 31, 2009, respectively.

The following table represents sales at franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of franchise sales and are reported as franchise revenues by the Company.

	Three Months Ended December 31,			Six Months Ended December 31,
	2009	2008	% Increase/ (Decrease)	2009	2008	% Increase/ (Decrease)
Franchise sales: (Dollars in millions)
U.S. & Canada	$1,967.9	$2,001.8	(2)%	$3,995.0	$4,121.8	(3)%
EMEA/APAC	1,112.9	910.6	22%	2,209.5	1,993.0	11%
Latin America	252.3	237.1	6%	485.2	497.2	(2)%
Total worldwide (1)	$3,333.1	$3,149.5	6%	$6,689.7	$6,612.0	1%

(1) Total worldwide franchise sales shown above includes the favorable impact from the movement of currency exchange rates of $136.0 million and $21.5 million for the three and six months ended

December 31, 2009, respectively.

Company Restaurant Margin (Dollars in millions)

	Percent of Revenues		Amount
Three Months Ended December 31,	2009	2008	2009	2008
Company restaurants:
U.S. & Canada	14.4%	12.8%	$47.2	$43.3
EMEA/APAC	11.4%	14.2%	15.1	17.6
Latin America	21.0%	24.0%	3.3	3.5
Total	13.8%	13.6%	$65.6	$64.4

	Percent of Revenues		Amount
Six Months Ended December 31,	2009	2008	2009	2008
Company restaurants:
U.S. & Canada	14.1%	12.5%	$92.8	$83.9
EMEA/APAC	10.7%	13.6%	27.6	35.7
Latin America	19.7%	21.1%	6.0	7.4
Total	13.4%	13.1%	$126.4	$127.0

	Three Months Ended		Six Months Ended
	December 31,		December 31,
Company restaurant expenses as a percentage of revenues:	2009	2008	2009	2008
Food, paper and product costs	31.7%	32.1%	31.7%	32.4%
Payroll and employee benefits	30.7%	30.6%	30.8%	30.5%
Occupancy and other operating costs	23.8%	23.7%	24.1%	24.0%
Total Company restaurant expenses	86.2%	86.4%	86.6%	86.9%

Total Company Restaurant Margin

Total Company restaurant margin increased by $1.2 million to $65.6 million for the three months ended December 31, 2009, compared to the same period in the prior year. The increase for the three months was driven by a $2.1 million net favorable impact from the movement of currency exchange rates, primarily in EMEA/APAC, and the benefits realized from decreases in food, paper and product costs and other operating costs in the U.S. and Canada. These factors were partially offset by the unfavorable impact of sales deleverage on our fixed costs due to negative Company comparable sales across all segments, increased other operating costs in EMEA/APAC, increased food, paper and product costs in EMEA/APAC and Latin America and additional depreciation expense in the U.S. and Canada. In Canada, Mexico and the U.K., our suppliers purchase goods in currencies other than the local currency in which they operate and pass on all, or a portion of the currency exchange impact to us. We refer to this as the negative currency exchange impact of cross border purchases, which contributed to the increase in our food, paper and product costs in Mexico and the U.K.

Total Company restaurant margin decreased by $0.6 million to $126.4 million for the six months ended December 31, 2009. Negative Company comparable sales and higher commodity costs in EMEA/APAC and Latin America were partially offset by improvements in food, paper and product costs and other operating costs in the U.S. and Canada. The impact from the movement of currency exchange rates was not significant for the period.

As a percentage of revenues, Company restaurant margin increased by 0.2% and 0.3% for the three and six months ended December 31, 2009, compared to the same periods in the prior year, primarily due to the factors noted above, except for the movement of currency exchange rates which only impacts Company restaurant margin in dollars. As expected, our gross profit percentage, which is calculated by expressing gross profits as a percentage of revenues, was unchanged because the negative impact of the $1 ¼ Double Cheeseburger promotion in the U.S. was fully offset by strategic pricing initiatives on other menu items in the U.S. and EMEA.

U.S. and Canada

Company restaurant margin in the U.S. and Canada increased by $3.9 million to $47.2 million and by $8.9 million to $92.8 million for the three and six months ended December 31, 2009, respectively, compared to the same periods in the prior year. The increase for both periods was driven by the benefits realized from decreases in food, paper and product costs and other operating costs. Minimum wage increases in certain markets in the U.S. were offset by efficiencies gained from improvements in variable labor controls. The decrease in other operating costs includes lower utility costs, a favorable adjustment to the self-insurance reserve and the non-recurrence of start-up expenses for acquired restaurants recorded in the prior year. These benefits were partially offset by the unfavorable impact of sales deleverage on our fixed costs due to negative Company comparable sales and additional depreciation expense from an increase in depreciable assets.

As a percentage of revenues, Company restaurant margin in the U.S. and Canada increased by 1.6% for both the three and six months ended December 31, 2009, compared to the same periods in the prior year, primarily due to the factors noted above. As expected, our gross profit percentage was unchanged because the negative impact of the $1 ¼ Double Cheeseburger promotion in the U.S. was fully offset by strategic pricing initiatives on other menu items.

EMEA/APAC

Company restaurant margin in EMEA/APAC decreased by $2.5 million to $15.1 million and by $8.1 million to $27.6 million for the three and six months ended December 31, 2009, respectively, compared to the same periods in the prior year. These decreases reflect the unfavorable impact of sales deleverage on our fixed costs due to negative Company comparable sales in the segment and traffic declines in Germany and the Netherlands, increased commodity costs in EMEA (including the negative currency exchange impact of cross border purchases in the U.K.), particularly in the U.K., Germany and Spain, and increased other operating costs, offset by strategic pricing initiatives. Other operating costs include higher repair and maintenance and training costs, expenses related to new equipment, and start up expenses for new restaurants. These factors were partially offset by $1.5 million and $0.5 million of favorable impact from the movement of currency exchange rates for the three and six month periods, respectively.

As a percentage of revenues, Company restaurant margin in EMEA/APAC decreased by 2.8% and 2.9% for the three and six months ended December 31, 2009, respectively, compared to the same periods in the prior year, primarily due to the factors noted above.

Latin America

Company restaurant margin in Latin America decreased by $0.2 million to $3.3 million and by $1.4 million to $6.0 million for the three and six months ended December 31, 2009, respectively, compared to the same periods in the prior year. These decreases reflect the impact of commodity cost increases, including the negative currency exchange impact of cross border purchases in Mexico and the indexing by our vendors of local purchases to the U.S. dollar, the unfavorable impact of sales deleverage on our fixed costs due to negative Company comparable sales and traffic declines in Mexico, a one-time rent adjustment recorded in the prior year for the three month period, and the unfavorable impact from the movement of currency exchange rates of $0.8 million for the six month period. The impact from the movement of currency exchange rates was not significant for the three month period. These factors were partially offset by favorable offsets in depreciation for the three and six month periods, lower utilities for the six month period, and the net increase of eight Company restaurants during the trailing twelve months ended December 31, 2009.

As a percentage of revenues, Company restaurant margin in Latin America decreased by 3.0% and 1.4% for the three and six months ended December 31, 2009, respectively, compared to the same periods in the prior year, primarily due to the factors noted above.

Selling, General and Administrative Expenses (Dollars in millions):

	Three Months Ended December 31,			Six Months Ended December 31,
	2009	2008	% Increase/ (Decrease)	2009	2008	% Increase/ (Decrease)

Selling Expenses	$23.6	$23.4	1%	$47.1	$47.6	(1)%
General and Administrative Expenses	103.4	100.1	3%	209.8	202.9	3%
Total Selling, General and Administrative Expenses	$127.0	$123.5	3%	$256.9	$250.5	3%

Selling expenses increased by $0.2 million, or 1%, to $23.6 million for the three months ended December 31, 2009, compared to the same period in the prior year, primarily due to an $0.8 million unfavorable impact from the movement of currency exchange rates. This increase was partially offset by a $0.7 million reduction in contributions to the marketing funds in our Company restaurant markets due to lower sales at our Company restaurants.

General and administrative expenses increased by $3.3 million, or 3%, to $103.4 million for the three months ended December 31, 2009, largely driven by an increase in consulting fees of $2.0 million, primarily related to information technology initiatives, depreciation expense of $0.8 million, due to a higher depreciable asset base compared to the prior year, $1.7 million of non recurring prior year credits, and the unfavorable impact from the movement of currency exchange rates of $4.1 million. These items were partially offset by $2.6 million of bad debt recoveries, reductions in travel and meeting costs of $1.8 million, salary and fringe benefits of $1.5 million and share-based compensation expense of $0.5 million, due to a significant increase in the number of equity awards forfeited during the period.

Selling expenses decreased by $0.5 million, or 1%, to $47.1 million for the six months ended December 31, 2009, compared to the same period in the prior year, primarily due to a $1.2 million reduction in contributions to the marketing funds in our Company restaurant markets due to lower sales at our Company restaurants. Partially offsetting this decrease was an increase of $0.6 million of higher local marketing expenditures aimed at driving incremental sales.

General and administrative expenses increased by $6.9 million, or 3%, to $209.8 million for the six months ended December 31, 2009, largely driven by an increase in consulting fees of $5.7 million, primarily related to information technology initiatives, salary and fringe benefit costs of $3.6 million, share-based compensation of $1.1 million and the unfavorable impact from the movement of currency exchange rates of $1.4 million. These items were partially offset by bad debt recoveries of $3.0 million and a reduction in travel and meeting costs of $2.4 million.

Annual share-based compensation expense is expected to increase through the remainder of fiscal 2010, as a result of our adoption of Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R, “Share-based Payment”) in fiscal 2007, which has resulted in share-based compensation expense only for awards granted subsequent to February 16, 2006, the date we filed our S-1 registration statement with the SEC in anticipation of our initial public offering, which occurred on May 18, 2006.

Other Operating Expense, Net

Other operating expense, net, for the three months ended December 31, 2009 of $4.1 million includes $3.5 million of closed restaurant expenses, primarily in the U.S. and Canada and EMEA, a $2.4 million charge related to consumption tax in EMEA, a $0.8 million net loss on the disposal of property and a $0.7 million contract termination fee. These expenses were partially offset by a $3.5 million gain related to the refranchising of 12 Company restaurants in the U.S.

Other operating expense, net, for the three months ended December 31, 2008 of $2.5 million includes a $0.5 million net loss related to the remeasurement of foreign denominated assets and the expense related to forward contracts used to hedge the currency exchange impact on such assets, and $1.3 million in remeasurement losses on foreign currency transactions.

Other operating expense, net, for the six months ended December 31, 2009 of $5.1 million includes $4.0 million of closed restaurant expenses, primarily in the U.S. and Canada and EMEA, a $2.4 million charge related to consumption tax in EMEA, a $0.5 million net loss on the disposal of property, a $0.7 million contract termination fee, a $0.7 million net loss related to the remeasurement of foreign denominated assets and the expense related to forward contracts used to hedge the currency exchange impact on such assets, and $0.4 million in remeasurement losses on foreign currency transactions. These expenses were partially offset by a $3.5 million gain related to the refranchising of 12 Company restaurants in the U.S.

Other operating expense, net for the six months ended December 31, 2008 of $9.2 million includes $1.5 million of expenses associated with the acquisition of franchise restaurants from a large franchisee in the U.S., a $5.6 million net loss related to the remeasurement of foreign denominated assets and the expense related to forward contracts used to hedge the currency exchange impact on such assets, and $1.3 million in remeasurement losses on foreign currency transactions.

Income from Operations (by Segment) (Dollars in millions):

	Three Months Ended December 31,			Six Months Ended December 31,
	2009	2008	% Increase / (Decrease)	2009	2008	% Increase / (Decrease)

U.S. & Canada	$90.4	$86.5	5%	$181.3	$174.2	4%
EMEA/APAC	23.0	23.4	(2)%	42.8	46.0	(7)%
Latin America	10.9	9.6	14%	18.8	19.8	(5)%
Unallocated	(36.1)	(33.3)	8%	(71.7)	(63.9)	12%
Total (1)	$88.2	$86.2	2%	$171.2	$176.1	(3)%

(1) Total income from operations shown above includes the impact from the movement of currency exchange rates, which was $2.4 million favorable and $1.2 million unfavorable for the three and six months ended December 31, 2009, respectively.

Interest Expense, Net

Interest expense, net decreased by $2.8 million during the three months ended December 31, 2009, compared to the same period in the prior year, reflecting a decrease in rates paid on borrowings during the period. The weighted average interest rates for the three months ended December 31, 2009 and 2008 were 4.6% and 5.5% respectively, which included the impact of interest rate swaps on 71% and 66% of our term debt, respectively.

Interest expense, net decreased by $4.7 million during the six months ended December 31, 2009, compared to the same period in the prior year, primarily reflecting a decrease in rates paid on borrowings during the period. The weighted average interest rates for the six months ended December 31, 2009 and 2008 were 4.6% and 5.4% respectively, which included the impact of interest rate swaps on 72% and 71% of our term debt, respectively.

Income Taxes

Income tax expense was $25.8 million for the three months ended December 31, 2009, resulting in an effective tax rate of 33.9%, and $26.9 million for the three months ended December 31, 2008, resulting in an effective tax rate of 37.8%, primarily as a result of the current mix of income from multiple tax jurisdictions and currency fluctuations.

Income tax expense was $49.7 million for the six months ended December 31, 2009, resulting in an effective tax rate of 33.9%, and $52.6 million for the six months ended December 31, 2008, resulting in an effective tax rate of 35.9%, primarily as a result of the current mix of income from multiple tax jurisdictions and currency fluctuations.

Guidance

The company maintains its expectations for fiscal 2010 guidance, as provided during the company’s earnings call on October 29, 2009, with the exception of worldwide comparable sales, normalized effective tax rate and capital expenditures. Worldwide comparable sales are expected to remain soft in the third quarter of fiscal 2010, due to continued adverse macroeconomic conditions, including high unemployment levels, and inclement weather experienced in the month of January. The company’s normalized effective tax rate in fiscal 2010 is now forecasted to be 35%, 100 basis points lower than previously guided, largely driven by the Company’s current income mix. The company also updated its expected capital expenditure range for fiscal 2010 to be in a range of $150 million to $175 million from its previous guidance of $175 million to $200 million due to softer sales and cash required for a pending acquisition in Singapore, which is expected to be completed in the third quarter of fiscal 2010.

CONTACT:
Burger King Holdings, Inc., Miami
BKC Media Relations
Susan Robison, 305-378-7277
mediainquiries@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
investor@whopper.com